Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196886

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 2 DATED MARCH 2, 2015
TO THE PROSPECTUS DATED JANUARY 16, 2015

This supplement No. 2 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 2 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:

•the recent share pricing information; and

•	an update to our risk factors.

Recent Share Pricing Information

Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from February 1 to February 28, 2015, for all of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
February 2, 2015	$10.69	$10.71	$10.72	$10.72	$10.71
February 3, 2015	$10.69	$10.72	$10.72	$10.72	$10.72
February 4, 2015	$10.69	$10.72	$10.72	$10.73	$10.72
February 5, 2015	$10.70	$10.73	$10.73	$10.73	$10.73
February 6, 2015	$10.70	$10.73	$10.73	$10.74	$10.73
February 9, 2015	$10.70	$10.73	$10.73	$10.74	$10.73
February 10, 2015	$10.70	$10.73	$10.74	$10.74	$10.73
February 11, 2015	$10.70	$10.73	$10.74	$10.74	$10.73
February 12, 2015	$10.71	$10.73	$10.74	$10.74	$10.73
February 13, 2015	$10.71	$10.73	$10.74	$10.74	$10.73
February 17, 2015	$10.71	$10.74	$10.74	$10.75	$10.74
February 18, 2015	$10.70	$10.73	$10.74	$10.74	$10.73
February 19, 2015	$10.71	$10.74	$10.74	$10.75	$10.74
February 20, 2015	$10.71	$10.74	$10.74	$10.75	$10.74
February 23, 2015	$10.71	$10.74	$10.74	$10.75	$10.74
February 24, 2015	$10.71	$10.74	$10.74	$10.75	$10.74
February 25, 2015	$10.72	$10.75	$10.75	$10.76	$10.75
February 26, 2015	$10.72	$10.75	$10.75	$10.76	$10.75
February 27, 2015	$10.72	$10.75	$10.75	$10.76	$10.75

(1) Shares of Class D common stock are only available pursuant to a private placement offering.

Risk Factor

The following risk factor supplements the risk factors contained in the prospectus.

We rely on information technology in our operations, and any material failure, inadequacy, interruption or security failure of that technology could harm our business.

We rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information and to manage or support a variety of our business processes, including financial transactions and maintenance of records, which may include confidential information of tenants and lease data. We rely on commercially available systems, software, tools and monitoring to provide security for processing, transmitting and storing confidential tenant information, such as individually identifiable information relating to financial accounts. Although we have taken steps to protect the security of the data maintained in our information systems, it is possible that our security measures will not be able to prevent the systems’ improper functioning, or the improper disclosure of personally identifiable information such as in the event of cyber attacks. Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. Any failure to maintain proper function, security and availability of our information systems could interrupt our operations, damage our reputation, subject us to liability claims or regulatory penalties and could materially and adversely affect us.